EXHIBIT 99.1

Barnes Group Inc.
Executive Office
Bristol, CT 06010
Tel: (860) 583-7070

NEWS RELEASE

FOR IMMEDIATE RELEASE July 15, 2004	Contact: Investors: Phillip J. Penn (860) 973-2126
Media: Stephen J. McKelvey (860) 973-2132

BARNES GROUP PROVIDES EARNINGS GUIDANCE FOR 2004

          Bristol, Connecticut, July 15, 2004--- Barnes Group Inc. (NYSE: B) today provided for investors earnings guidance for the full year 2004. Based on current market conditions, the Company believes that it will earn between $1.60 and $1.65 per diluted share for the year ending December 31, 2004.

          Barnes Group will conduct a conference call with investors to discuss second quarter 2004 results on Thursday, July 15, 2004 at 12:00 PM ET. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations website (http://ir.barnesgroupinc.com).

          Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2003 sales of $891 million: Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair and operating supplies. Over 5,800 dedicated employees at more than 50 locations worldwide contribute to Barnes Group Inc.'s success.

          This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by Barnes Group; the Company's success in identifying, and attracting customers in, new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; increased competitive activities that could adversely affect customer demand for the Company's products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions, worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes.

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